Exhibit 10.1

SEPARATION AGREEMENT

by and between

GOLD RESOURCE CORPORATION

and

FORTITUDE GOLD CORPORATION

TABLE OF CONTENTS

		Page

ARTICLE I
Definitions

ARTICLE II
The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	9
SECTION 2.02.	Shared Contracts	10
SECTION 2.03.	Disclaimer of Representations and Warranties	11

ARTICLE III
Credit Support

SECTION 3.01.	Replacement of Credit Support	11
SECTION 3.02.	Continuing Credit Support	12

ARTICLE IV
Actions Pending the Spin-Off

SECTION 4.01.	Actions Prior to the Spin-Off	13
SECTION 4.02.	Conditions Precedent to Consummation of the Spin-Off	14

ARTICLE V
The Distribution

SECTION 5.01.	The Distribution	14
SECTION 5.02.	Sole Discretion of GRC	15

ARTICLE VI
Mutual Releases; Indemnification

SECTION 6.01.	Indemnification by FGC	15
SECTION 6.02.	Indemnification by GRC	15

SEPARATION AGREEMENT dated as of [_], 2020, by and between Gold Resource Corporation, (“GRC”), and Fortitude Gold Corporation (“FGC”).

RECITALS

WHEREAS the Board of Directors of GRC has determined that it is in the best interests of GRC and its shareholders to separate the FGC Business (as defined below) and the GRC Business (as defined below) and to distribute its entire interest in its wholly owned subsidiary, FGC, by way of a dividend of stock to be made to the holders of GRC’s common stock (the “Spin-Off” or the “Distribution”);

WHEREAS in furtherance of the foregoing it is appropriate and desirable to effect the Spin-Off as more fully described in this Agreement;

WHEREAS it is the intention of the Parties that, for United States federal income tax purposes, the Distribution is intended to qualify as a tax-free reorganization pursuant to Section 355 of the Code (the “Intended Tax Treatment”);

WHEREAS FGC has prepared, and has filed with the Commission, a Form S-1 Registration Statement, which includes a Prospectus (“Registration Statement”); and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of GRC and FGC following the Spin-Off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any governmental authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Agent” means Computershare Trust Company, N.A.

“Asset” or “Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of goods and products;

(d) all interests in real property of whatever nature, including mining claims and easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for goods, products or services, unfilled orders for goods and products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

 (h) all written technical information, data, specifications, research and development information, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k) all Internet URLs, domain names, social media handles and Internet user names;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design and development files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current), including any and all deferred tax assets;

(o) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r) Cash, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Code” means the Internal Revenue Code of 1986, as amended.

“FGC Business” means the business and operations conducted by FGC and its Subsidiaries from time to time, whether before, at or after the Distribution, including, without limitation, the business and operations conducted by Fortitude Gold Corp. as more fully described in the Registration Statement.

“FGC Capital Stock” means (i) all classes or series of capital stock of FGC, (ii) all options, warrants and other rights to acquire interests described in clause (i) and (iii) all other instruments properly treated as equity of FGC for U.S. Federal income Tax purposes.

“FGC Tax Group” means FGC and any subsidiary of FGC at any time prior or subsequent to the Spin-Off.

“GRC Business” shall mean all businesses and operations of GRC and any Subsidiaries of GRC other than the FGC Business.

“GRC Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the GRC Tax Group is or was a member and (ii) any member of the FGC Tax Group is or was a member.

“GRC Tax Group” means GRC and any Subsidiary other than FGC and Subsidiaries of FGC at any time prior or subsequent to the Spin-Off.

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

“Liability” or “Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, deferred taxes, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, action, threatened or contemplated action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.

“Party” means either party hereto, and “Parties” means both parties hereto. Unless the context otherwise requires, the term party includes any Subsidiary or affiliate of the Party.

“Proposed Acquisition Transaction” has the meaning set forth in Section 9.12(b).

“Prospectus” means the prospectus contained in the Registration Statement.

“Retained Information” has the meaning set forth in Section 7.04.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Shared Contract” means any contract or agreement of GRC or FGC that relates in any material respect to both GRC and FGC; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Subsidiary” of any Party means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Taxes” means all forms of taxation or duties imposed by any governmental authority, or required by any governmental authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Transaction Taxes” means all (i) Taxes imposed on GRC, FGC or any of their respective Subsidiaries resulting from the failure of the Distribution to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of the Distribution to qualify for its Intended Tax Treatment for which GRC, FGC or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed) incurred by the GRC Tax Group and FGC Tax Group as a result of the Spin-Off.

“Third-Party Claim” means any assertion by a person (including any governmental authority) other than GRC or FGC of any claim, or the commencement by any such person of any Action, against GRC or FGC.

ARTICLE II

The Separation

SECTION 2.01         Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.01(d), prior to the Spin-Off, the Parties shall execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (i) transfer and convey to FGC all of the right, title and interest of GRC in, to and under all Assets of FGC not already owned by FGC, (ii) transfer and convey to GRC all of the right, title and interest of FGC in, to and under all Assets of GRC not already owned by GRC, (iii) cause FGC to assume all Liabilities of FGC to the extent such Liabilities would otherwise remain obligations of GRC and (iv) cause GRC to assume all Liabilities of GRC to the extent such Liabilities would otherwise remain obligations of FGC.

(b) In the event that it is discovered after the Spin-Off that there was an omission of (i) the transfer or conveyance by FGC or the acceptance or assumption by GRC of any Asset or Liability of GRC, (ii) the transfer or conveyance by GRC or the acceptance or assumption by FGC of any Asset or Liability of FGC, or (iii) the transfer or conveyance by one Party to, or the acceptance or assumption by, the other Party of any Asset or Liability, that should belong to the other Party as described in subsection (a) above, that would have otherwise been so transferred, conveyed, accepted or assumed, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable law.

(c) In the event that it is discovered after the Spin-Off that there was a transfer or conveyance (i) by FGC to GRC or the acceptance or assumption by GRC of any Asset or Liability that should belong to FGC, or (ii) by GRC to FGC or the acceptance or assumption by FGC of any Asset or Liability that should belong to GRC, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable law.

(d) In the event that after the Spin-Off (i) FGC receives any funds properly belonging to GRC, or (ii) GRC receives any funds properly belonging to FGC, the relevant Party shall use reasonable best efforts to promptly advise the other party, segregate and hold such funds in trust for the benefit of such other Party and promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

(e) In the event that after the Spin-Off (i) FGC receives any communications, notices or inquiries relating to GRC, or (ii) GRC receives any communications, notices or inquiries relating to FGC, the relevant Party shall use reasonable best efforts to notify the other Party thereof as promptly as reasonably practicable.

 (f) To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Spin-Off, of if the document of transfer or assignment was insufficient to properly vest title in the relevant Party, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Spin-Off as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed as of and after the Spin-Off, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(f) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Spin-Off, except as otherwise required by applicable law.

(g) The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.

Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the forgoing.

SECTION 2.02.            Shared Contracts. The Parties shall use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to any Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) FGC is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to FGC, which rights shall be an FGC Asset and which obligations shall be an FGC Liability and (b) GRC is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to GRC, which rights shall be a GRC Asset and which obligations shall be an GRC Liability. If the Parties are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Spin-Off as contemplated by the previous sentence, then the Parties shall cooperate in any lawful arrangement to provide that, following the Spin-Off and until such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, FGC shall receive the interest in the benefits and obligations of the FGC portion under such Shared Contract and GRC shall receive the interest in the benefits and obligations of the GRC portion under such Shared Contract.

SECTION 2.03.             Disclaimer of Representations and Warranties.  Each of FGC and GRC understands and agrees that, except as expressly set forth in this Agreement, no party to this Agreement, or any other agreement or document contemplated by this Agreement, is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of FGC or GRC, as to any governmental approvals or other consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is”, “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary governmental approvals or other consents are not obtained or that any requirements of laws or judgments are not complied with.

Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

ARTICLE III

Credit Support

SECTION 3.01.             Replacement of Credit Support. (a)  FGC shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Spin-Off, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through GRC for the benefit of FGC (“the Surviving Credit Support Instruments”), other than any of the Credit Support Instruments set forth on Schedule 3.01(a) with alternate arrangements that do not require any credit support from GRC, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Credit Support Instrument to the originating bank and such bank’s confirmation to GRC of cancelation thereof) indicating that GRC will, effective upon the consummation of the Spin-Off, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to GRC; provided, however, that (i) in the event that FGC shall not have obtained all such releases on or prior to the Spin-Off, Section 3.02 shall govern all such Surviving Credit Support Instruments and (ii) Section 3.02 shall also govern all Surviving Credit Support Instruments, and (iii) any Credit Support Instrument provided by or through FGC for the benefit of GRC shall terminate as of the date of the Spin-Off and shall be governed by Section 3.02.

(b) FGC and GRC shall provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Spin-Off.

SECTION 3.02.            Continuing Credit Support. (a) GRC hereby agrees that until _____ and any subsequent period that a particular Credit Support Instrument remains outstanding despite FGC’s having used its reasonable best efforts to cause such Credit Support Instrument to be replaced pursuant to Section 3.01(a), for the benefit of FGC, it will maintain, continue, satisfy and comply in full with, and will not take any action, to terminate (other than at the request of FGC), any Credit Support Instrument. GRC shall not be required to renew or extend any Credit Support Instrument (i) beyond the expiration date of the relevant Credit Support Instrument in support or guarantee of which such Credit Support Instrument has been provided or (ii) which has been released or replaced pursuant to Section 3.01(a). GRC shall be permitted to terminate and shall not be required to renew or extend any Surviving Credit Support Instrument so long as concurrently with such termination or expiration, it replaces such Surviving Credit Support Instrument with another guarantee, letter of credit, surety bond or similar instrument or other arrangement in support of the relevant Surviving Credit Support Instrument in form and substance reasonably satisfactory to the beneficiary of such Surviving Credit Support Instrument.

(b) Additional Credit Support Instruments. If at any time either of GRC or FGC shall identify a credit instrument of FGC and corresponding guarantee or similar credit instrument of GRC in respect of such Credit Support Instrument that existed prior to the Spin-Off and that, had GRC and FGC been aware of such Credit Support Instrument and prior to the Spin-Off, would have been identified as a Credit Support Instrument, (i) such Credit Support Instrument shall be deemed to be a Credit Support Instrument for all purposes hereunder and (ii) FGC shall pay to GRC all amounts in respect of such Credit Support Instrument which it would have been obligated to pay pursuant to this Section 3.02 (including amounts payable pursuant to Section 3.02 (c) hereof) since the Spin-Off had such Credit Support Instrument been identified as a Credit Support Instrument hereunder prior to the date of the Spin-Off.

(c) Reimbursement, Expenses, Indemnity.

(i) If GRC shall make any payment in respect of or in connection with any Credit Support Instrument, including any payment in the form of collateral delivered by GRC in respect of any Credit Support Instrument, FGC shall promptly, but in any event within ten business days of written demand therefor, reimburse GRC in full for the amount of such payment, together with any interest accrued thereon. FGC’s reimbursement obligations hereunder shall not be construed to limit or waive the rights of subrogation that GRC may have in respect of any such payment and FGC hereby acknowledges and affirms that GRC and its Subsidiaries have not waived their rights of subrogation.

(ii) FGC shall pay all reasonable and actual out-of-pocket expenses incurred by GRC (including the reasonable and actual fees, charges and disbursements of counsel for GRC) after the Spin-Off in connection with (i) any Surviving Credit Support Instruments (including the continuation, extension or renewal of any Surviving Credit Support Instrument) and any agreement entered into in connection with any of the foregoing or any amendments or other modifications to any of the foregoing (whether or not the transactions contemplated hereby or thereby shall be consummated) or (ii) the enforcement or protection of GRC’s rights in connection with any of the foregoing, including its rights under this Section 3.02(c); provided that FGC shall not be required to pay any such expenses incurred in connection with the voluntary replacement by GRC of a Surviving Credit Support Instrument.

(iii) FGC shall defend, hold harmless, and indemnify GRC from and against any charges, suits, damages, costs, expenses, judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, including reasonable attorney fees and expenses, that may be sustained or suffered by or secured against GRC arising out of, in connection with, or as a result of this Section 3.02 or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the continuation, extension or renewal of any Surviving Credit Support Instrument), or the use of, or the proposed use of, any Surviving Credit Support Instruments, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether GRC is a party thereto; provided that such indemnity shall not, as to GRC, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of GRC or GRC’s breach of its obligations hereunder.

(iv) All amounts due under this Section 3.02(c) shall be payable promptly after written demand therefor, and in any event within ten business days following such demand, in immediately available funds in U.S. Dollars to an account of GRC specified in writing and shall not be subject to reduction by way of setoff or counterclaim. If any payment hereunder would be due and payable on a day that is not a business day, such payment shall instead be due on the immediately preceding business day.

(v) The provisions of this Section 3.02 shall survive and remain in full force and effect regardless of the consummation of the Spin-Off or by any of the agreements referred to herein or the termination of this Agreement or any such other agreements or any provision hereof or thereof.

ARTICLE IV

Actions Pending the Spin-Off

SECTION 4.01.             Actions Prior to the Spin-Off. (a) Subject to the conditions specified in Section 4.02, GRC and FGC shall use reasonable best efforts to consummate the Spin-Off. Such efforts shall include taking the actions specified in this Section 4.01.

(b) Prior to the Spin-Off, GRC shall cause the Prospectus to be delivered to the holders of GRC’s common stock in the manner required or permitted by the rules of the Securities and Exchange Commission.

(c) GRC and FGC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Spin-Off.

(d) FGC shall prepare and file, and shall use reasonable best efforts to have approved prior to the Spin-Off, an application for the listing of the FGC common stock to be distributed in the Spin-Off on the OTCQB.

SECTION 4.02.            Conditions Precedent to Consummation of the Spin-Off.  As soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Spin-Off. The obligations of the Parties to consummate the Spin-Off shall be conditioned on the satisfaction or waiver by GRC, of the following conditions:

(a) The board of directors of GRC shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval for the Distribution of FGC common stock to GRC shareholders.

(b) The Commission shall have declared effective the Form S-1 under the Securities Act of 1933 and no stop order suspending the effectiveness of the Form S-1 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(c) No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off shall be in effect, and no other event outside the control of GRC shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

(d) All material consents required for consummation of the Spin-Off have been received or waived by the relevant party.

(e) No other events or developments shall have occurred prior to the Spin-Off that, in the judgment of the board of directors of GRC, would result in the Spin-Off having a material adverse effect on GRC or its shareholders.

ARTICLE V

The Spin-Off

SECTION 5.01.            The Spin-Off. (a) FGC shall cooperate with GRC to accomplish the Spin-Off and shall use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Spin-Off. GRC shall enter into a distribution agreement with the Agent or other suitable party and will provide, or cause to be provided to the Agent, all share certificates and any information required in order to complete the Spin-Off.

(b) Subject to the terms and conditions set forth in this Agreement, on or prior to the Spin-Off, for the benefit of and distribution to the holders of GRC’s common stock, and as of the record date to be determined by GRC (the “Record Holders”), (i) GRC will deliver to the Agent certificates or other evidence acceptable to the Agent representing all of the issued and outstanding shares of FGC then owned by GRC and book-entry authorizations for such shares, and (ii) GRC shall instruct the Agent to distribute, by means of a pro rata distribution of FGC shares based on the aggregate number of shares of GRC common stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of FGC common stock to which such Record Holder is entitled based on a distribution ratio to be determined by GRC in its sole discretion. On or as soon as practicable after the Spin-Off, the Agent will mail to each Record Holder an account statement indicating the number of shares of FGC common stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 5.02.      Sole Discretion of GRC. GRC shall, in its sole and absolute discretion, determine the record date for the Distribution and all terms of the Spin-Off, including the form, structure and terms of any transactions and/or offerings to effect the Spin-Off and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary in this Agreement, GRC may at any time and from time to time until the Distribution decide to abandon the Spin-Off or accelerate or delay the timing of the consummation of all or part of the Spin-Off or modify or change the terms of the Spin-Off if, at any time, the GRC board of directors determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of GRC or its shareholders or is otherwise not advisable.

ARTICLE VI

Indemnification

SECTION 6.01.     Indemnification by FGC. Subject to Section 6.03, FGC shall indemnify, defend and hold harmless GRC, the GRC Tax Group, and each of their directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GRC Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Liabilities of FGC (including with respect to Shared Contracts), including the failure of FGC to pay, perform or otherwise promptly discharge any Liability of FGC in accordance with its terms;

(b) any breach by FGC of this Agreement;

(c) any breach by FGC of any of the representations and warranties made by FGC on behalf of itself; and

(d) any misstatements or omissions of material fact in the Registration Statement or Prospectus.

SECTION 6.02.     Indemnification by GRC. Subject to Section 6.03, GRC shall indemnify, defend and hold harmless FGC, the FGC Tax Group, and each of their directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “FGC Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

(a) the GRC Liabilities (including with respect to Shared Contracts), including the failure of GRC to pay, perform or otherwise promptly discharge any GRC Liability in accordance with its terms;

(b) any breach by GRC of this Agreement; and

(c) any breach by GRC of any of the representations and warranties made by GRC on behalf of itself.

SECTION 6.03.      Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) insurance proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. GRC and FGC shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such person is entitled in connection with any Liability for which such person seeks indemnification pursuant to this Article VI; provided, however, that such person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

SECTION 6.04.     Survival of Indemnities. The rights and obligations of each of GRC and FGC and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.by or resulting from negligence or breach of obligations hereunder.

SECTION 6.05.     Limitation on Liability. Except as may expressly be set forth in this Agreement, neither GRC nor FGC shall in any event have any Liability to the other, or to any other GRC Indemnitee or FGC Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any punitive or exemplary damages (except to the extent payable to a third party), whether or not caused by or resulting from negligence or breach of obligations hereunder.

ARTICLE VII

Access to Information; Litigation; Confidentiality

SECTION 7.01.     Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either GRC or FGC against the other Party, and subject to Section 7.01(b), each of GRC and FGC, shall provide, or cause to be provided, to the other Party, at any time after the Spin-Off, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Spin-Off in the possession or under the control of the other Party, which GRC or FGC, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on GRC or FGC (including under applicable securities laws), by any national securities exchange or any governmental authority having jurisdiction over GRC or FGC, (ii) for use in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either GRC or FGC determines that the exchange of any Information pursuant to Section 7.01(a) could violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both GRC and FGC shall take all commercially reasonable measures to permit the compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both GRC and FGC intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of GRC and FGC agrees not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating the other or relating to or arising in connection with the relationship between the Parties prior to the Spin-Off, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

(d) GRC and FGC each agree that it will only process personal data provided to it by the other Party in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 7.02.     Ownership of Information. Any Information owned by one Party that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03.      Compensation for Providing Information. GRC and FGC shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with GRC’s or FGC’s, as applicable, standard methodology and procedures.

SECTION 7.04.     Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) in accordance with its respective record retention policy as in effect on the date hereof or such longer or shorter period as required by law or, this Agreement.

SECTION 7.05.     Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year of GRC occurring after the Spin-Off (and for a reasonable period of time afterwards as required by law for GRC to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of FGC were consolidated with those of GRC), FGC shall use its reasonable best efforts to enable GRC to meet its timetable for dissemination of its financial statements and to enable GRC’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) FGC shall authorize and direct its auditors to make available to GRC’s auditors, within a reasonable time prior to the date of GRC’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of FGC and (y) work papers related to such annual audits and quarterly reviews, to enable GRC’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of FGC’s auditors as it relates to GRC’s auditors’ opinion or report and (ii) until all governmental audits or other inquiries are complete, FGC shall provide GRC’s internal auditors, counsel and other designated representatives reasonable access during normal business hours to (x) the premises of FGC and all Information (and duplicating rights) within the knowledge, possession or control of FGC, (y) the officers and employees of FGC, so that GRC may conduct reasonable audits relating to the financial statements provided by FGC, and (z) the Information Technology systems of FGC, so that GRC may conduct reasonable testing of such Information Technology systems in connection with the audits of its financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of FGC.

(b) Until the end of the first full fiscal year of FGC occurring after the Spin-Off (and for a reasonable period of time afterwards or as required by law), GRC shall use its reasonable best efforts to enable FGC to meet its timetable for dissemination of its financial statements and to enable FGC’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) GRC shall authorize and direct its auditors to make available to FGC’s auditors, within a reasonable time prior to the date of FGC’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of GRC and (y) work papers related to such annual audits and quarterly reviews, to enable FGC’s auditors to perform any procedures they consider reasonably necessary as it relates to FGC’s auditors’ opinion or report and (ii) until all governmental audits or other inquires are complete, GRC shall provide reasonable access during normal business hours for FGC’s internal auditors, counsel and other designated representatives to (x) the premises of GRC and all Information (and duplicating rights) within the knowledge, possession or control of GRC and (y) the officers and employees of GRC, so that FGC may conduct reasonable audits relating to the financial statements provided by GRC (z) the Information Technology systems of GRC, so that FGC may conduct reasonable testing of such Information Technology systems in connection with the audits of its financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of GRC.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of GRC to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, FGC shall, within a reasonable period of time following a request from GRC in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide GRC with certifications of such officers in support of the certifications of GRC’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to GRC’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Spin-Off occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Spin-Off occurs and GRC’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Spin-Off occurs. Such certifications shall be provided in substantially the same form and manner as such FGC officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between GRC and FGC.

SECTION 7.06.      Limitations of Liability. Neither GRC nor FGC shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither GRC nor FGC shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by FGC or GRC to comply with the provisions of Section 7.04.

SECTION 7.07.      Conduct of Pending Litigation Matters. If necessary, FGC and GRC shall enter into one or more joint defense agreements with respect to litigation matters pending as of the date hereof that involve both GRC and FGC.

SECTION 7.08.      Production of Witnesses; Records; Cooperation. (a) After the Distribution and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either GRC or FGC against the other Party, each of GRC and FGC shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of each other (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, (giving consideration to business demands of such directors, officers, employees, other personnel and agents) as may reasonably be required by GRC or FGC in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which GRC or FGC, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, GRC and FGC shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Party.

(c) The obligation of GRC and FGC to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.08(a)). Without limiting the foregoing, each of GRC and FGC agrees that it will not take any adverse action against any of their respective employees based on such employee’s provision of assistance or information to each other pursuant to this Section 7.08.

(d) Upon the reasonable request of GRC or FGC, in connection with any Action contemplated by this Article VII, GRC and FGC will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Party.

SECTION 7.09.     Confidential Information. (a) Each of GRC and FGC, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Spin-Off, all Information concerning the other Party or its business that is either in its possession (including Information in its possession prior to the Spin-Off) or furnished by the other Party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of GRC or FGC, as applicable, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by GRC or FGC or their, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to GRC or FGC as applicable, (iii) independently generated without reference to any proprietary or confidential Information of GRC or FGC, as applicable, or (iv) required to be disclosed by law; provided, however, that any Party required to disclose such Information gives the other Party prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of GRC and FGC may release or disclose, or permit to be released or disclosed, any such Information concerning the other Party to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information).

(b) Without limiting the foregoing, when any Information concerning the other Party or its business is no longer needed for the purposes contemplated by this Agreement, each of GRC and FGC will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database).

ARTICLE VIII

Insurance

SECTION 8.01.     Insurance. (a) Until the Spin-Off, GRC shall (i) cause FGC and its employees, officers and directors to continue to be covered as insured parties under GRC’s policies of insurance in a manner which is no less favorable than the coverage provided for GRC and (ii) permit FGC and its employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Spin-Off to the extent permitted under such policies. With respect to policies currently procured by FGC for the sole benefit of FGC, FGC shall continue to maintain such insurance coverage through the Spin-Off in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Sections 8.01(b)-(e), GRC and FGC acknowledge that, as of the Distribution, GRC intends to take such action as it may deem necessary or desirable to remove FGC and its employees, officers and directors as insured parties under any policy of insurance issued to GRC by any insurance carrier. Except to the extent otherwise provided below or otherwise mutually agreed, FGC will not be entitled from and after the Distribution to make any claims for insurance under any GRC policy to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Spin-Off or to the extent any claims are made pursuant to any GRC claims-made policies on or after the Spin-off. GRC shall not be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b) Effective as of the Spin-Off, all existing Director and Officer (“D&O”) Policies of GRC shall be converted to run off policies, and each of GRC and FGC shall purchase D&O Policies with respect to claims arising after the Spin-Off. From and after the Spin-Off, to the extent that any pre-distribution claims have been duly reported on the D&O Policies maintained by GRC, GRC shall not take any action that would limit the coverage of the individuals who acted as directors or officers of FGC prior to the Spin-Off under any D&O Policies maintained by GRC. GRC shall continue to be responsible for the deductible or retention related to any such pre-distribution claim under the D&O Policies, in an aggregate amount not to exceed the applicable deductible. GRC shall reasonably cooperate with the individuals who acted as directors and officers of GRC on or prior to the Spin-Off in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals.

(c) Existing primary casualty policies will remain in effect for GRC and FGC until the Spin-Off. Effective as of the Spin-Off, FGC shall purchase workers compensation, commercial general liability, automobile liability policies and any other policy which the business of FGC shall require with respect to claims arising after the Spin-Off. GRC shall not take any action that would limit the coverage available to FGC prior to the Spin-Off under any existing primary casualty policies maintained by GRC. Any claim fees associated with a claim occurring prior to the Distribution under the existing primary casualty policies will be assumed by GRC.

(d) Effective as of the Spin-Off, FGC shall purchase property policies in respect of real and personal property, excess liability and umbrella policies with respect to claims arising from and after the Spin-Off. After the Spin-Off, to the extent that any claim occurring prior to the Distribution has been duly reported as having occurred prior to the Spin-Off, under property policies in respect of real and personal property, excess liability and umbrella policies maintained by GRC, GRC shall not, and shall cause FGC not to, take any action that would limit the coverage available to FGC prior to the Spin-Off under any such policies maintained by GRC. Any claim settlement funds owed to FGC under any such policies will be distributed at the conclusion of the claim.

(e) Effective as of the Spin-Off, all fiduciary policies (including those relating to errors and omissions) of GRC shall continue and FGC shall purchase fiduciary policies (including those relating to errors and omissions) with respect to claims arising after the Spin-Off. From and after the Spin-Off, to the extent that any claim occurring prior to the Distribution has been duly reported on or before the Spin-Off under any insurance policies with respect to such policies, maintained by GRC, GRC shall not take any action that would limit the coverage available under the such policies. GRC shall continue to be responsible for the deductible or retention related to such pre-distribution claims under the fiduciary policies. Any claim settlement funds owed to FGC will be distributed to FGC at the conclusion of the claim.

(f) GRC shall provide such cooperation as is reasonably requested by FGC in order for FGC to have in effect from and after the Spin-Off such new insurance policies as FGC deems appropriate with respect to claims reported on or after the Spin-Off. In accordance with Sections 8.01(c)-(e), GRC shall reasonably cooperate with FGC in its pursuit of any coverage claims under any such policies which could inure to the benefit of FGC. Except (i) (as otherwise provided in this Agreement) (ii) for the policies referred to herein and (iii) to the extent otherwise required under Sections 8.01(b)-(e), GRC may, at any time, without liability or obligation to FGC, amend, commute, terminate, buy-out, or extinguish liability under or otherwise modify any insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that GRC will immediately notify FGC of any termination of any insurance policy.

(g) With respect to insurance claims solely of FGC, FGC shall control the conduct of the resolution of any dispute with the applicable insurer and GRC shall cooperate in good faith in the resolution of any such dispute, and FGC shall reimburse GRC for all out-of-pocket costs and expenses incurred by GRC in connection therewith. In the event that insurable claims of both GRC and FGC exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

(h) The parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 8.01.

ARTICLE IX

Tax Matters

SECTION 9.01. Indemnification. (a) GRC Indemnification of FGC. Notwithstanding anything to the contrary in Section 6.02, after the Distribution, GRC shall be liable for, and indemnify and hold FGC harmless from, the following Taxes, whether incurred directly by FGC or indirectly through any Subsidiary of FGC:

(i) Ordinary Taxes of GRC and Subsidiaries of GRC for any taxable period;

(ii) Transfer Taxes that GRC is required to pay under Section 9.03; and

(iii) Transaction Taxes;

in each case, other than Taxes for which FGC is liable under Section 9.01(b).

(b) FGC Indemnification of GRC. Notwithstanding anything to the contrary in Section 6.01, after the Distribution, FGC shall be liable for, and shall indemnify and hold GRC harmless from, the following Taxes, whether incurred directly by GRC or indirectly through a Subsidiary of GRC:

(i) Ordinary Taxes of FGC or any Subsidiary of FGC (or a consolidated, combined, unitary or similar group, other than a GRC Consolidated Group, of which FGC or its Subsidiary is a member);

(ii) Transfer Taxes that FGC is required to pay under Section 9.03; and

(iii) Transaction Taxes attributable to:

(A) any action or omission taken after the Distribution by FGC or any Subsidiary of FGC in breach of the covenants set forth herein (including those in Section 9.12);

(B) the application of Section 355(e) or 355(f) of the Code to the Spin-Off by virtue of any acquisition of FGC Capital Stock or assets of FGC or any Subsidiary of FGC made after the Distribution; or

(C) any other action or omission taken after the Distribution by FGC or any Subsidiary of FGC that could give rise to Transaction Taxes, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement;

SECTION 9.02.         Allocation of Transaction Tax. provided, that Transaction Taxes that are described in Section 9.01(iii) but also would not have been imposed but for an action, omission or acquisition taken or omitted after the Distribution by any member of the GRC Tax Group, such Transaction Taxes shall be allocated between GRC and FGC in proportion to the relative degree of fault of the members of the GRC Tax Group, on the one hand, and the members of the FGC Tax Group, on the other hand. In determining the relative degree of fault for purposes of the immediately preceding provison, only actions, omissions or acquisitions occurring after the Distribution shall be taken into account with consideration of Sections 9.12, 9.13 and 9.14.

SECTION 9.03.         Allocation of Transfer Taxes. GRC and FGC shall each pay 50% of all Transfer Taxes; provided, that if applicable law imposes any Transfer Taxes solely on one or more members of the GRC Tax Group, GRC shall pay 100% of such Transfer Taxes, and if applicable law imposes any Transfer Taxes solely on one or more members of the FGC Tax Group, FGC shall pay 100% of such Transfer Taxes.

SECTION 9.04.         Refunds, Credits and Offsets. Subject to Section 9.05, if GRC, FGC or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under this Article IX (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the tax return to which such refund is applied to reduce the subsequent Tax liability.

SECTION 9.05.         Carrybacks. If a tax return of FGC or any of its Subsidiaries for any taxable period ending after the date of the Distribution reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then FGC or its applicable Subsidiary shall waive the right to carry back any such Tax Attribute to a pre-Distribution tax period to the extent permissible under applicable law. In the event that FGC or any of its Subsidiaries does carry back a Tax Attribute to a pre-Distribution tax period, then (i) no payment with respect to such carryback shall be due to FGC or any of its Subsidiaries from GRC and (ii) if FGC or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, FGC shall promptly pay to GRC the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

SECTION 9.06.         Responsibility for Preparing Tax Returns. (a) Except as provided in Section 9.06(b), GRC shall timely prepare any tax returns of the GRC Consolidated Group for any taxable period beginning before the date of the Distribution. If FGC is responsible for filing any such tax return prior to the Distribution, GRC shall, subject to Section 9.06(b), promptly deliver such prepared tax return to FGC reasonably in advance of the applicable filing deadline.

(b) To the extent that any tax return described in Section 9.06(a) directly relates to matters for which another Party may have an indemnification obligation to the tax return preparer, or that may give rise to a refund to which that other Party would be entitled under this Agreement, the tax return preparer shall (i) prepare the relevant portions of the tax return on a basis consistent with past practice (or refrain from amending such tax return if it has already been filed with the taxing authority), except (A) as required by applicable law or to correct any clear error, (B) as a result of changes or elections made on any tax return of a consolidated tax group that do not relate primarily to FGC, or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the tax return; and (iv) consider in good faith any reasonable comments made by the other Party. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax.

SECTION 9.07.         Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any tax return described in Section 9.06(a) on a timely basis consistent with the current practices of GRC and its Subsidiaries in preparing tax returns, and (ii) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with the current practices of GRC and its Subsidiaries in preparing tax returns.

SECTION 9.08.         Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each tax return that it is responsible for filing under applicable law and shall timely pay to the relevant taxing authority any amount shown as due on each such tax return; provided, that neither FGC or any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any tax return of any GRC Consolidated Group, in each case without the prior written consent of GRC, which shall not be unreasonably withheld or delayed. The obligation to make payments pursuant to this Section 9.08(a) shall not affect a Party’s right, if any, to receive payments under Section 9.08(b) or otherwise be indemnified under this Agreement.

(b) In addition to its obligations under Section 9.08(b), the relevant tax return preparer shall, no later than 5 business days before the due date (including extensions) of any tax return described in Section 9.06(a), notify the other Party of any amount (or any portion of any such amount) shown as due on that tax return for which the other Party must indemnify the tax return preparer under this Agreement. The other Party shall pay such amount to the tax return preparer no later than the due date (including extensions) of the relevant tax return. A failure by an Indemnitee to give notice as provided in this Section 9.08(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

SECTION 9.09.         Tax Contests. (a) GRC or FGC, as applicable, shall, within 10 business days of becoming aware of any Tax contest (including a Transaction Tax contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax contest. A failure by an Indemnitee to give notice as provided in this Section 9.09(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) GRC and FGC each shall have the exclusive right to control the conduct and settlement of any Tax contest, other than a Transaction Tax contest, relating to any tax return that it is responsible for preparing pursuant to Section 9.06. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect, and (ii) whether or not the Indemnifying Party exercises that right, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(c) GRC and FGC shall have the right to control jointly the conduct and settlement of any Transaction Tax contest. Notwithstanding the foregoing, GRC shall be entitled to control exclusively the conduct and settlement of any Transaction Tax contest if GRC notifies FGC that (notwithstanding the rights and obligations of the Parties under this Agreement) GRC agrees to pay (and indemnify FGC against) any Transaction Taxes resulting from such Transaction Tax contest.

(d) In any case where the Parties control jointly the conduct and settlement of any Tax contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed, (ii) both Parties shall have a right to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any taxing authority with respect to such Tax contest (or the relevant portion or aspect thereof), and (iii) both Parties shall have the right to attend any formally scheduled meetings with any taxing authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax contest (or the relevant portion or aspect thereof).

SECTION 9.10.         Mutual Representations Relating to the Distribution. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a tax advisor, is inconsistent with the qualification of the Distribution for its Intended Tax Treatment.

SECTION 9.11.         Mutual Covenants.  Except as otherwise expressly required or permitted by this Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with the Intended Tax Treatment.

SECTION 9.12.         Restricted Actions. For purposes of the continuity of the business enterprise and changes in control, (a) subject to Section 9.13, during the period beginning on the date of the Distribution and ending on, and including, the last day of the two-year period following the date of the Distribution (the “Restricted Period”), FGC shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions:

(i) enter into any Proposed Acquisition Transaction as per Section 9.12(b)(i);

(ii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither FGC nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of the Colorado Business Corporation Act or any similar corporate statute;

(iii) liquidate or partially liquidate FGC, whether by merger, consolidation or otherwise;

(iv) cause or permit FGC to cease to engage in its active trade or business;

(v) sell or transfer 50% or more of the gross assets of the active trade or business or 50% or more of the consolidated gross assets that FGC held immediately before the Distribution; or

(vi) redeem or otherwise repurchase (directly or indirectly) any FGC Capital Stock, except to the extent such redemptions or repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any known transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from any other Person or Persons, an interest in FGC Capital Stock that, when combined with any other acquisitions of FGC Capital Stock that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 25% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in FGC for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of FGC Capital Stock and any amendment to the certificate of incorporation (or other organizational documents) of FGC shall be treated as an indirect acquisition of FGC Capital Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in FGC for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by FGC of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of FGC Capital Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of FGC Capital Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the IRC Regulations; provided, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 9.12(b)(ii)(x), (y) or (z) applies.

(c) If FGC merges or consolidates with another entity to form a new entity, references in this Agreement to FGC shall be to that new entity and FGC Capital Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(d) The provisions of this Section 9.12, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the IRC Regulations thereunder shall be incorporated into this Section 9.12 and its interpretation.

SECTION 9.13.         Consent to Take Certain Restricted Actions. For purposes of the continuity of the business enterprise and changes in control, (a) FGC may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 9.12(a) if GRC consents. GRC shall consent if FGC has provided it with Satisfactory Guidance.

(b) For purposes of this Agreement, “Satisfactory Guidance” means either a tax opinion or other independent third party advice, reasonably satisfactory to GRC in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause the Distribution to fail to qualify for its Intended Tax Treatment.

SECTION 9.14.          Notification and Certification Regarding Certain Acquisition Transactions. For purposes of monitoring potential changes in control, if FGC proposes to enter into any 10% Acquisition Transaction or takes any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 24-month period following the date of the Distribution, FGC shall undertake in good faith to provide GRC, no later than 10 business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of FGC Capital Stock to be acquired) and a brief explanation as to why FGC believes that such transaction does not result in the application of Section 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 9.14, a “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction in section 9.12(b)(i) were 10% instead of 25%.

SECTION 9.15. Expenses. Each Party shall bear its own expenses in the course of any Tax contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article IX.

ARTICLE X

Ongoing Commercial Matters

SECTION 10.01.       Use of Facilities and Services. After the Spin-Off, and until facilities and services can be transferred to FGC, GRC shall provide FGC, its officers, directors, and its employees office space at 2866 Carriage Manor Point, Colorado Springs, Colorado 80906 and will provide FGC office equipment, email and internet access required for FGC’s normal operations. GRC will bill FGC the actual expenses incurred per month.

SECTION 10.02.       Repairs. For so long as the services contemplated by Section 10.01 are provided, GRC will make all necessary repairs such that FGC will be able to use such facilities and services for the normal conduct of its operations

ARTICLE XI

Further Assurances and Additional Covenants

SECTION 11.01.       Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, and except as otherwise provided, each of the Parties shall use reasonable best efforts, prior to, on and after the Spin-Off, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Spin-Off, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as may reasonably be requested by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents of any governmental authority or any other person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any governmental approvals or other consents required to effect the Spin-Off, and (iv) to take, or cause to be taken, all such other actions as may reasonably be requested by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Spin-Off, GRC and FGC, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by GRC or FGC to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Spin-Off, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e) As soon as reasonably possible following the Spin-Off, the Parties agree to determine and settle the final amounts of any payables between the Parties to the extent such amounts have not previously been settled.

ARTICLE XII

Termination

SECTION 12.01.       Termination. Subject to the other provisions of this Agreement, this Agreement may be terminated by GRC at any time, in its sole discretion, prior to the Spin-Off.

SECTION 12.02.       Effect of Termination. In the event of any termination of this Agreement prior to the Spin-Off, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement.

ARTICLE XIII

Miscellaneous

SECTION 13.01.       Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) GRC represents on behalf of itself and FGC represents on behalf of itself, as follows:

(i) each such Party has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable in accordance with the terms thereof.

SECTION 13.02.       Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the District Court of El Paso County, Colorado and the United States District Court for the District of Colorado over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 13.03.       Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. No assignment permitted by this Section 13.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 13.04.       Third-Party Beneficiaries. Except for the indemnification rights under this Agreement (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 13.05.       Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to GRC, to:

Gold Resource Corporation

2000 S. Colorado Blvd. Suite 10200,

Denver, Colorado

80222

Attn: Chief Executive Officer

Facsimile: ______

If to FGC, to:

Fortitude Gold Corporation

2866 Carriage Manor Point

Colorado Springs, Colorado

80906

Attn: Chief Executive Office

Facsimile: _____

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 13.06.       Severability. If any provision of this Agreement or the application thereof to any Party or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to the Parties or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 13.07.       Publicity. Each of GRC and FGC shall consult with the other, and shall provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any governmental authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Registration Statement, GRC’s Current Report on Form 8-K to be filed with respect to the Spin-Off, GRC’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Spin-Off occurs, or if such quarter is the fourth fiscal quarter, GRC’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Spin-Off occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 13.07 shall terminate on the date on which GRC’s First Post-Distribution Report is filed with the Securities and Exchange Commission.

SECTION 13.08.        Expenses. Except as expressly set forth in this Agreement all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by GRC, whether or not the Spin-Off is consummated, or as otherwise agreed by the Parties. GRC shall bear the costs and expenses in connection with the Spin-Off.

SECTION 13.09.       Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.10.       Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 13.11.       Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 13.12.      Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 13.13.       Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 13.14.       Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article or Section references are to the articles, sections to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 13.13. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Separation to be executed by their duly authorized representatives.

GOLD RESOURCE CORP

By:
Name:
Title:

FORTITUDE GOLD CORPORATION

By:
Name:
Title: